150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20130567274-97
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/28/2013 2:55 PM
	Entity Number E0149972005-2

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Summer Energy Holdings, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Pursuant to the authority granted to it by the Articles of Incorporation, the board of directors of Summer Energy Holdings, Inc. has established by resolution a Series A Preferred Stock, and has authorized the issuance of up to 2,000,000 shares of such stock. The Series A Preferred Stock established by resolution of the Board of Directors of the Company shall have the following rights, preferences, privileges and restrictions.

(See attached)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS FOR

SUMMER ENERGY HOLDINGS, INC.

SERIES A PREFERRED STOCK (2,000,000 Shares Authorized)

Definitions. For purposes of this Designation of Rights, Preferences, Privileges and Restrictions (the "Designation of Rights"), the following definitions shall apply:

(a) "Company" and "Corporation" shall mean Summer Energy Holdings, Inc., a Nevada corporation, and any wholly-owned subsidiaries.

(b) "Common Stock" shall mean the Company's $0.001 par value common stock authorized by the Company's Articles of Incorporation, as amended.

(c) "Original Issue Date" shall mean, with respect to the Series A Preferred Stock, the date upon which shares of such Series A Preferred Stock are first issued.

(d) "Deemed Original Issue Price" shall mean, with respect to the Series A Preferred Stock, $1.00 for each one share of Series A Preferred Stock.

(e) "Series A Preferred Stock" shall mean the Series A Preferred Stock established by resolution of the Board of Directors of the Company, the rights, preferences, privileges and restrictions of which are set forth in this Designation of Rights that has been adopted by the Board of Directors, as authorized in the Company's Articles of Incorporation.

SERIES A PREFERRED STOCK
2,000,000 Shares Authorized

Pursuant to the authority granted to it by the Company's Articles of Incorporation, the Board of Directors has established by resolution a Series A Preferred Stock, and has authorized the issuance of up to 2,000,000 shares of such stock. The Series A Preferred Stock established by resolution of the Board of Directors of the Company shall have the following rights, preferences, privileges and restrictions:

1. Dividend Rights.

(a) Dividend Preference. The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available for the payment of dividends, cumulative quarterly dividends at the annual rate of 12% of the Deemed Original Issue Price per share, in preference to and in priority over any dividends with respect to Common Stock. Dividends on the Series A Preferred Stock shall accumulate

from and include the Original Issue Date and shall be payable on the tenth day after the end of each calendar quarter with the first payment due on the tenth day after the end of the first full calendar quarter following the Original Issue Date if funds are available for payment of such dividends. If funds are not available for the payment of dividends on any dividend payment date, the unpaid dividends shall cumulate and accrue for the benefit of the holders of the Series A Preferred Stock. At the option of the Company, dividends may be paid to holders of Series A Preferred Stock in shares of the Company's $0.001 par value Common Stock valued at the fair market value of such shares of Common Stock as determined in good faith by the Board of Directors on the Record Date (as defined below).

(b) Dividend Record Date. As the Board of Directors of the Company declares dividends on the Series A Preferred Stock, the Company or a selected agent, as Paying Agent, shall disburse cash or shares of Common Stock, as the case may be, to the holders of record of the Series A Preferred Stock as of the last day of the quarter for which a dividend is being paid ("Record Date").

(c) Payment of Accumulated Dividends. Dividends in arrears with respect to the Series A Preferred Stock may be declared and paid in cash or shares of Common Stock at any time by the Company without interest or premium and shall be paid, as in the case of regular dividends, to the holders of record of the Series A Preferred Stock on the Record Date established with respect to such payment in arrears. The ability of the Company to pay cash dividends on the Series A Preferred Stock shall be limited by the availability of funds and the provisions of the General Corporation Law of the State of Nevada and any other applicable law.

2. Voting Rights.

(a) Except as otherwise provided herein or as required by law, the holders of Series A Preferred Stock will be entitled to vote equally with the shares of the holders of the Common Stock of the Company and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the holders of the Common Stock, on the basis of one vote for each share of Series A Preferred Stock then held.

(b) For so long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of holders of a majority of the outstanding Series A Preferred Stock, voting as a separate class, will be necessary for effecting, approving or ratifying the following actions:

(i) Any increase or decrease in the authorized number of shares of Series A Preferred Stock;

(ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or

senior to Series A Preferred Stock in right of redemption, liquidation preference, voting, dividends or with respect to any other rights or privileges, or any increase in the authorized or designated number of any such new class or series;

(iii) Any change to the rights, preferences or privileges of Series A Preferred Stock; and

(iv) Any agreement by the Company or its shareholders regarding a Liquidation Event (as defined in Section 4(b)) or any other transaction in which all or a material part of the assets of the Company are sold, encumbered or exclusively licensed to a third party.

3. **Conversion**. The shares of Series A Preferred Stock are not convertible into Common Stock or any other security.

4. **Liquidation Rights**.

(a) Upon the occurrence of any Liquidation Event (as defined in Section 4(b)), before any distribution or payment will be made to the holders of Common Stock, the holders of Series A Preferred Stock will be entitled to be paid out of the assets of the Company an amount equal to the amount of cash paid for the shares of Series A Preferred Stock plus the amount, if any, of debt of the Company paid or discharged by the holders of Series A Preferred Stock on behalf of the Company pursuant to guaranties by the holders of Series A Preferred Stock (the "Series A Liquidation Preference"). After payment of the full Series A Liquidation Preference, the holders of shares of Series A Preferred Stock will participate with holders of shares of Common Stock as though each share of Series A Preferred Stock was one share of Common Stock. If, upon a Liquidation Event, the assets of the Company legally available for distribution to the holders of Series A Preferred Stock are insufficient to permit the payment in full of the Series A Liquidation Preference, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 4(a).

(b) The following events will be considered liquidation events (each a "Liquidation Event") under this Section 4:

(i) any liquidation, dissolution or winding up of the Company;

(ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, recapitalization or reclassification in which the shareholders of the Company immediately prior to such consolidation, merger, reorganization, recapitalization or reclassification, own less than 50% of the Company's voting power immediately after such consolidation, merger, reorganization, recapitalization or reclassification; or

(iii) a sale of all or substantially all of the assets of the Company.

(c) The fair market value of property other than cash distributable to the Company's shareholders pursuant to a Liquidation Event shall be deemed to be the fair market value of such property as determined in good faith by the Company's Board of Directors.

DATED this 28th day of August, 2013.

Jaleea P. George, Secretary and
Chief Financial Officer

CERTIFICATE OF SECRETARY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned Jaleea P. George, Secretary of Summer Energy Holdings, Inc., a Nevada corporation (the "Company"), does hereby certify that the Articles of Incorporation for the Company, as amended, provide that the rights, preferences, qualifications, limitations or restrictions of the Company's preferred stock may be established by resolution of the Board of Directors, and that the above and foregoing Certificate of Designation of Rights, Preferences, Privileges and Restrictions of the Company's Series A Preferred Stock was duly and regularly adopted as such by a resolution adopted by all of the members of the Board of Directors of the Company.

August 28, 2013

Jaleea P. George, Secretary